Exhibit 10.3
SECOND AMENDMENT TO THE AMENDED AND RESTATED
CORRECTIONS CORPORATION OF AMERICA 2000 STOCK INCENTIVE PLAN
     WHEREAS, Corrections Corporation of America, a Maryland corporation (the “Company”), maintains the Amended and Restated Corrections Corporation of America 2000 Stock Incentive Plan (the “Plan”);
     WHEREAS, pursuant to Section 17 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan; and
     WHEREAS, the Company desires to amend Section 6(h) of the Plan to permit a Participant (as defined in the Plan) to transfer nonqualified stock options granted to him or her under the Plan to certain entities.
     NOW, THEREFORE, effective as of August 14, 2009, the Plan is hereby amended as follows:
     1. Amendment. Section 6(h) of the Plan is hereby deleted in its entirety and replaced with the following:
“(h) Transferability of Options. Except as provided in this Section 6(h), no Options shall be (i) transferable otherwise than by will or the laws of descent and distribution, or (ii) exercisable during the lifetime of the Participant by anyone other than the Participant. Nonqualified Stock Options granted to a Participant, may be transferred by such Participant to a permitted transferee (as defined below), provided that (i) such Nonqualified Stock Options shall be fully vested; (ii) there is no consideration for such transfer (other than receipt by the Participant of interests in an entity that is a permitted transferee); (iii) the Participant (or such Participant’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Nonqualified Stock Options; (iv) the Participant shall notify the Company in writing prior to such transfer and disclose to the Company the name and address of the permitted transferee and the relationship of the permitted transferee to the Participant; and (v) such transfer shall be effected pursuant to transfer documents in a form approved by the Company. A permitted transferee may not further assign or transfer any such transferred Nonqualified Stock Options otherwise than by will or the laws of descent and distribution. Following the transfer of Nonqualified Stock Options to a permitted transferee, such Nonqualified Stock Options shall continue to be subject to the same terms and conditions that applied to them prior to their transfer by the Participant, except that they shall be exercisable by the permitted transferee to whom such transfer was made rather than by the transferring Participant. For the purposes of the Plan, the term “permitted transferee” means, with respect to a Participant, (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including adoptive relationships, (ii) a trust in which the Participant or the persons described in clause (i) above have more than fifty percent of the beneficial interest or (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) collectively hold more than a fifty percent ownership interest.”
     2. Effect of Amendment. Except as expressly modified by the terms of the above amendment, the provisions of the Plan shall continue in full force and effect.
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CORRECTIONS CORPORATION OF AMERICA

By:	/s/ Todd J Mullenger
Name:	Todd J Mullenger
Title:	Executive Vice President and Chief Financial Officer